Bank of Southern Connecticut  10-Q/A
Exhibit 10.1

THE BANK OF SOUTHERN CONNECTICUT

CHANGE IN CONTROL AGREEMENT

This AGREEMENT is made as of the 21st day of June, 2012, by and between The Bank of Southern Connecticut  (the “Bank”), and David Oliver (the “Executive”).

1.   Purpose.  The Board of Directors of the Bank (the “Board”) recognizes the possibility of a Change in Control (as defined in Section 2 hereof) of the Bank and the uncertainty and questions that may raise, and wishes to attract and retain the Executive.  Therefore, the Board has determined that appropriate steps should be taken to reassure the Executive, so as to allow him to attend to his assigned duties without distraction in the face of  a Change in Control.

2.   Change in Control.  For purposes of this Agreement, the term “Change in Control” shall mean the consummation by the Bank, in a single transaction or series of related transactions, of any of the following:

(i)   the sale to a person (or more than one person acting as a group) during a twelve month period of all or a substantial portion of the assets of the Bank, all as determined under Treas. Reg. § 1.409A-3(i)(5)(vii); or

(ii)   the acquisition by any one person (or more than one person acting as a group) in any twelve month period of thirty percent (30%) or more of the total voting power of the Bank’s stock, all as determined under Treas. Reg. § 1.409A-3(i)(5)(vi)(A)(i); or

(iii)   the acquisition by any one person (or more than one person acting as a group) of stock of the Bank that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank, all as determined under Treas. Reg. § 1.409A-3(i)(5)(v); or

(iv)   a majority of members of the Bank’s board of directors is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s board of directors before the date of the appointment or election, all as determined under Treas. Reg. § 1.409A-3(i)(5)(vi)(A)(ii).

3.    Terminating Event.  For purposes of this Agreement, a “Terminating Event” shall mean any of the events provided in this Section 3, provided that such event also constitutes a “separation from service” with the Bank within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and guidance issued thereunder.

(a)   Termination by the Bank.  Termination by the Bank of the employment of the Executive for any reason other than for Cause, death or Disability.  For purposes of this Agreement, “Cause” shall mean:

(i)   conduct by the Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Bank; or

(ii)   the conviction, or plea of nolo contendere, of the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury to the Bank if he were retained in his position; or

(iii)   continued, willful and deliberate non-performance by the Executive of his duties to the Bank (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Bank; or

(iv)   a violation by the Executive of the Bank’s employment policies that has continued following written notice of such violation from the Bank; or

(v)   willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Bank to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials; or

(vi)   removal or prohibition of the Executive from participating in the conduct of the Bank’s affairs by order issued under applicable law and regulations by a federal or state banking agency having authority over the Bank.

A Terminating Event shall not be deemed to have occurred pursuant to this Section 3(a) solely as a result of the Executive being an employee of any direct or indirect successor to the business or assets of the Bank, rather than continuing as an employee of the Bank following a Change in Control.  For purposes of clauses (i), (iii) and (v) hereof, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive without reasonable belief that the Executive’s act, or failure to act, was in the best interests of the Bank.

(b)   Termination by the Executive for Good Reason.  Termination by the Executive of the Executive’s employment with the Bank for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:

(i)   a material diminution, not consented to by the Executive, in the Executive’s responsibilities, authorities or duties, from the responsibilities, authorities or duties previously exercised by the Executive; or

(ii)   a material reduction in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time hereafter except for across-the-board reductions similarly affecting all or substantially all management employees, or a material reduction in the Executive’s annual incentive bonus potential; or

(iii)   the relocation of the Bank’s offices at which the Executive is principally employed as of the date hereof (the “Current Offices”) to any other location more than 50 miles from the Current Offices, or the requirement by the Bank for the Executive to be based at a location more than 50 miles from the Current Offices, except for required travel on the Bank’s business to an extent substantially consistent with the Executive’s business travel obligations as of the date hereof; or

(iv)   the material breach of this Agreement by the Bank.

“Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Bank in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Bank’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period.  If the Bank cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(c)   For purposes of this Agreement, “Disability” shall mean any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months that (i) renders the Employee unable to engage in any substantial gainful activity, or (ii) causes the Employee to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan of the Bank covering the Employee.

4.   Change in Control Payment.

(a)   Change in Control Payment.  In the event a Terminating Event occurs within 12 months after a Change in Control, the Employer shall pay to the Executive (i) an amount equal to one times the Executive’s annual base salary in effect immediately prior to the Terminating Event (or the Executive’s annual base salary in effect immediately prior to the Change in Control, if higher); plus (ii) any accrued but unpaid compensation and accrued but unpaid vacation payable in a lump sum no later than 10 days following the Date of Termination, plus payment of one year’s medical and dental insurance premiums totaling approximately $20,000.

(b)   Limitation.  Anything in this Agreement or in any other agreement, contract, understanding, plan or program entered into or maintained by the Bank to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or benefit to or for the benefit of the Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), would, in the reasonable determination of the independent certified public accounting firm then retained by the Bank (the “Tax Advisor”), not be deductible (in whole or in part) by the Bank, an affiliate of the Bank or other person making such payment or distribution or providing such benefit as a result of Section 280G of the Code, and/or any successor provision or section thereto, then the cash and non-cash payments, distributions and/or benefits payable or to be provided to the Executive under this Agreement shall be reduced to the extent necessary, but no more than necessary, such that no portion of the Payments not be nondeductible as a result of Section 280G of the Code. The foregoing calculations and determinations shall be made or otherwise rendered in good faith by the Bank and the Tax Advisor, as applicable, and shall be conclusive and binding upon the parties.  The Bank shall pay all costs and expenses incurred in connection with any such calculations, determinations and opinions.

(c)   Condition Precedent to Receipt of Payments Under Section 4(a).  Notwithstanding any provisions of this Agreement to the contrary, no payments or benefits shall be required to be paid under Section 4(a) of this Agreement unless the Executive executes a waiver and release of claims against the Bank and its affiliates, in a form acceptable to the Bank, and such execution occurs not later than the later of (i) the date on which the distribution of such payments and benefits would commence in the absence of this Section 4(e) and (ii) the expiration of the minimum review and revocation period(s), if any, required under the Age Discrimination in Employment Act of 1967, 29 U.S.C. secs. 621-634, in order for such waiver and release of claims to be effective.  In the event that the period for consideration of the waiver and release of claims, and the period to revoke any acceptance of the waiver and release, spans two tax years, then any payments due hereunder shall be delayed until the later of (i) the first business day or the second tax year, or (ii) the end of the revocation period.

(d)   Regulatory Limitation.  Notwithstanding anything to the contrary, the Bank and Executive agree that any payments to Executive pursuant to this Agreement which would constitute a “golden parachute payment” pursuant to 12 C.F.R. Part 359 or the Supervisory Guidance contained in Financial Institution Letter FIL 1066, shall not be made without obtaining all necessary approvals and, if required, may be suspended, prevented or subject to claw back in whole or in part when warranted to ensure that payments contrary to the intent of 12 U.S.C. §1828(k) and 12 C.F.R. §359.4(b)(3) are not made. In this regard, the Bank shall have the right to demand from Executive the return of, and the Executive shall return, any golden parachute payment should the Bank later become aware or receive information that the Executive has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses prohibited under 12 C.F.R. §359.4(a)(4).

5.   Non-competition; Non-solicitation; Confidential Information.  In the event the Executive is entitled to receive any Change in Control Payments from the Bank under Section 4(a) hereof, the following restrictions shall apply:

(a)   Non-Competition and Non-Solicitation.  During the 12 months following the date of termination of the Executive’s employment hereunder, the Executive shall not (i) directly or indirectly, whether as owner, partner, shareholder (other than as the owner of less than 3% of the outstanding capital stock of a publicly-traded corporation), consultant, agent, employee, co-venturer or otherwise, compete within a twenty-five (25) mile radius of any office of the Bank, (ii) hire or attempt to hire any employee of the Bank, assist in such hiring by any other person, or encourage any such employee to terminate his or her relationship with the Bank, or (iii) solicit or encourage any customer or supplier to terminate or otherwise modify adversely its business relationship with the Bank.  The Executive understands that the restrictions set forth in this Section 5(a) and the following Section 5(b) are intended to protect the Bank’s interests in its Confidential Information and established employee, customer and supplier relationships and goodwill, and the Executive agrees that such restrictions are reasonable and appropriate for this purpose.

(b)   Confidential Information.  The Executive shall not at any time divulge, use, furnish, disclose or make accessible to anyone, other than to an employee or director of the Bank with a reasonable need to know, any knowledge or information with respect to confidential or secret data, procedures or techniques of the Bank, provided, however, that nothing in this Section 5 shall prevent the disclosure by the Executive of any such information which at any time comes into the public domain other than as a result of the violation of the terms of this Section 5 by the Executive, which is otherwise lawfully acquired by the Executive, or pursuant to any regulatory order or subpoena.

(c)   Injunction.  The Executive agrees that it would be difficult to measure any damages caused to the Bank that might result from any breach by the Executive of the promises set forth in this Section 5, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, the Executive agrees that if the Executive breaches or proposes to breach, any portion of this Section 5, the Bank shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damages to the Bank.

6.    Withholding.  All payments made by the Bank under this Agreement shall be net of any tax or other amounts required to be withheld by the Bank under applicable law.

7.   Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

8.   Enforceability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.     Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

10.   Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by duly authorized representatives of the Bank.

11.   Employment Status.  Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Bank, the Executive shall not have any right to be retained in the employ of the Bank.

12.   Governing Law.  This is a Connecticut contract and shall be construed under and be governed in all respects by the laws of the State of Connecticut, without giving effect to its conflict of laws principles, except to the extent that federal law controls.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Bank by its duly authorized officer, and by the Executive, as of the date first above written.

SOUTHERN CONNECTICUT BANCORP, INC.

By:	/s/ Joseph J. Greco
Name:	Joseph J. Greco
Title:	Chief Executive Officer

/s/ David Oliver
EXECUTIVE